Exhibit 21.1

List of Significant Subsidiaries of the Registrant

Significant Subsidiaries	Place of Incorporation
XCharge Europe GmbH	Germany
Xcar Limited	BVI
XCHARGE HK LIMITED	Hong Kong
Beijing X-Charge Technology CO., LTD	PRC